EXHIBIT NO.: 2.1

To form S-1 Registration Statement

AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is entered into as of December 15, 2013 (“Effective Date”) by and between SD COMPANY, INC., a Utah corporation (“Corporation”), the members of SUPERIOR DRILLING PRODUCTS, LLC, a Utah limited liability company (“SDP”) signing below (“SDP Members”), the members of SUPERIOR DESIGN AND FABRICATION, LLC, a Utah limited liability company (“SDF”) signing below (“SDF Members”), the members of EXTREME TECHNOLOGIES, LLC, a Utah limited liability company (“ET”) signing below (“ET Members”), and the members of MEIER LEASING, LLC, a Utah limited liability company (“ML”) signing below (“ML Members”), and the members of MEIER PROPERTY SERIES, LLC, a Utah limited liability company (“MPS”) signing below (“MPS Members”). Together, the SDP Members, the SDF Members, the ET Members, the ML Members, and the MPS Members are referred to in this Agreement as the “Members”.

BACKGROUND

A.           The Members hold all of the issued and outstanding limited liability company membership interests in SDP, SDF, ET, ML and MPS (the “LLCs”) as indicated on the signature page of this Agreement.

B.           The Corporation has been formed to become a holding company for the LLCs (the “Reorganization”) in connection with its filing a Form S-1 Registration Statements with the SEC in order to become a public reporting company through an initial public offering of the Corporation’s common stock (“IPO”).

C.           In order to effect the Reorganization, the Members desire to exchange their respective LLC membership interests in the LLCs for shares of the Corporation’s restricted common stock, under the terms and conditions of this Agreement, but not until the SEC’s approval of the IPO is reasonably certain (“SEC Approval”).

AGREEMENT

In consideration of the mutual promises and covenants contained in this Agreement, the parties agree as follows:

1.          Reorganization. At Closing (as defined below) of the Reorganization, the Members will transfer, sell and assign all of the issued and outstanding limited liability company membership interests in LLCs held by them (“Interests”) to the Corporation in exchange for issuance by the Corporation of additional shares of the Corporation’s restricted common stock in order that the Members will hold the number of shares subsequently determined by the parties as necessary to facilitate consummation of the Company’s pending IPO (“Exchange Shares”).  The Exchange Shares will be allocated between the Members as follows: (a) 64% to Meier Family Holding Company, LLC, and (b) 36% to Meier Management Company, LLC. However, this Section 1 does not supersede any contractual obligations of any LLC or Member to issue pre-IPO shares to consultants, or work to prevent the subsequent allocation of pre-IPO shares to employee and director compensation plant.

2.          Name Changes. Immediately before the SEC Approval: (i) SDP shall change its name to Superior Drilling Solutions, LLC under and in accordance with Utah limited liability company law, and (ii) simultaneously, the Corporation shall change its name to Superior Drilling Products, Inc. under and in accordance with Utah corporate law.

3.          Closing; Deliveries. Immediately before SEC Approval, the closing of the Reorganization (“Closing”) will occur upon the (a) the Member’s execution and delivery of all documents required to transfer, sell and assign all of the Members’ right, title and interest in the Interests to the Corporation, and (b) the Corporation’s execution and delivery to the Members of stock certificates representing the Exchange Shares.

4.          Tax-Free Reorganization. The Reorganization is intended to qualify as a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

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5.          Further Actions. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action necessary, proper or advisable to close and make effective the Reorganization.

6.          General. This Agreement (a) cannot be assigned without the written consent of all parties hereto, except that either party may assign this Agreement in connection with a merger, corporate reorganization, or the sale of all or substantially all of its stock or assets, (b) will be enforced, governed and construed exclusively under the laws of the State of Utah and under the jurisdiction of and venue in any appropriate court in Unitah County, Utah, (c) benefits and is binding upon each of the parties hereto and their respective successors and permitted assigns, as applicable, (d) is not intended to benefit any third parties, (e) will remain in full force and effect to the extent possible if any portion of this Agreement is declared invalid by a court having jurisdiction, (f) constitutes the entire agreement of the parties hereto, and supersedes all previous written or oral proposals, agreements, and other communications, with regard to its subject matter, (g) may only be waived or modified in writing signed by all parties hereto, and any failure of a party to exercise or enforce any of its rights under this Agreement will not act as a waiver of those rights, and (h) may be signed in two or more counterparts, which together constitute one and the same document.

(Signatures appear on the next page)

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(Signatures for the Equity Reorganization Plan and Agreement)

Signed as of the date first above written.

CORPORATION:		MEMBERS:

SD COMPANY, INC.		MEIER FAMILY HOLDING COMPANY, LLC,
member of Superior Drilling Products, LLC, , and
By:	/s/ Troy Meier		sole member of Meier Property Series, LLC
Troy Meier, Chief Executive Officer

		By:	/s/ Annette Meier
Annette Meier, Manager

MEIER MANAGEMENT COMPANY, LLC
member of Superior Drilling Products, LLC, and sole member of Superior Design and Fabrication, LLC, Extreme Technologies, LLC, and Meier Leasing, LLC

		By:	/s/ Annette Meier
Annette Meier, Manager

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